Exhibit 99.1

Terayon Selected for Cable VoIP Deployment by Hong Kong’s Wharf T&T

Terayon’s Latest eMTA Provides the ‘Edge’ in Residential Voice Services Deployment

Santa Clara, California — January 18, 2005 — Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of video processing and home access solutions, today announced that it has been selected as a primary supplier of voice cable modems for a major rollout of residential Voice-over-Internet Protocol (VoIP) telephony services by Wharf T&T, one of the fastest growing fixed telecommunications network services (FTNS) operators in Hong Kong.

     To deliver its new “DIGITAL HOMELINE” service, Wharf T&T will deploy the Terayon TA-102 embedded multimedia terminal adapter (eMTA), which is a cable modem that also supports VoIP telephony. Wharf T&T is leveraging the cable broadband network of The Wharf Group subsidiary i-CABLE Communications Limited (i-CABLE) to offer its DIGITAL HOMELINE service throughout Hong Kong. The i-CABLE network currently passes more than two million homes in Hong Kong.

     “Competition is fierce in Hong Kong as service providers fight for a share of the lucrative market for broadband voice, data and video services. Wharf T&T clearly understands that success in this environment requires a performance and reliability edge, and we are honored to be selected as a primary supplier for this ambitious service,” said Mr. Joseph Benigno, Terayon vice president and general manager, home access solutions. “This win is another validation of Terayon’s strategy to develop standards-based products designed to meet operators’ most demanding needs.”

     “Wharf T&T is committed to providing our customers with the most reliable and innovative telecommunications services that meet their most demanding needs,” said Mr. Tony Cheung, vice president, Consumer Market, Wharf T&T. “Our new DIGITAL HOMELINE service is the latest example of this dedication to service excellence and we selected Terayon as our eMTA vendor based on the performance of their products, their history of broadband innovation and proven commitment to their customers’ success.”

About the Terayon TA-102 eMTA

     The Terayon TA-102 is the latest member of the Terayon TA family of eMTAs. It enables cable operators to simultaneously provide their subscribers with carrier-class voice services and high-speed Internet access. The TA-102 is suitable for both primary and secondary line telephony services depending on operator requirements. For primary line deployments, an optional battery back-up is available to ensure continued operation during power failures.

About Wharf T&T

     Wharf T&T, licensed in 1995, is one of the fastest growing fixed-line operators with significant investment in its own telecommunications network infrastructure in Hong Kong. Since its debut when the Hong Kong fixed telecommunications market was liberalized, Wharf T&T has continually sought to upgrade its services and deliver competitive products at competitive prices to Hong Kong businesses and consumers.

     Wharf T&T is a member of The Wharf Group, one of the largest groups of companies in Hong Kong. The Wharf Group also owns i-CABLE Communications Limited, the leading cable television station and Internet access service provider in Hong Kong.

     For further information about both Wharf T&T and The Wharf Group, please visit the Wharf T&T website at www.wharftt.com.

About Terayon

     Terayon Communication Systems, Inc. provides video processing and home access solutions to service providers who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the Terayon TA-102 eMTA, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended June 30, 2004 and 10-K for the year ended December 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Press contact:	Investor contact:
Rebecca West	Kristin Stokan
AtomicPR	Terayon Director, Finance
(415) 703-9454	(408) 486-5206
rebecca@atomicpr.com	kristin.stokan@terayon.com